Exhibit 10.2

RA PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of Ra Pharmaceuticals, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries.  In furtherance of the purpose stated above, effective April 1, 2019, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

The below annual retainers for general availability and participation in meetings and conference calls of our Board of Directors and its committees, as applicable, are to be paid quarterly, pro rated based on the number of actual days served by the director during such calendar quarter.

Annual Retainer
Board of Directors:
Non-Executive Chairman	$65,000
Other Non-Employee Directors	$40,000
Audit Committee:
Committee Chairman	$15,000
Other Committee Members	$7,500
Compensation Committee:
Committee Chairman	$10,000
Other Committee Members	$5,000
Nominating and Corporate Governance Committee:
Committee Chairman	$8,000
Other Committee Members	$4,000

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of 25,000 shares to each new non-employee director upon his or her election to the Board of Directors, which shall vest annually over three years, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company, unless the Board of Directors determines that the circumstances warrant continuation of vesting.  This Initial Award applies only to non-employee directors who are first elected to the Board of Directors effective as of or subsequent to the Company’s initial public offering.  If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2016 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award:  On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board of Directors who has served as a director for the previous three months will receive an annual equity award (the “Annual Award”) of 15,000 shares, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.  If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2016 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Effective April 1, 2019